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                                                                   Exhibit 10.24

                             NAMING RIGHTS AGREEMENT

         This Naming Rights Agreement (the "Agreement"), is made and entered into as of the 24th day of November, 1999 (the "Execution Date"), by and between the Nashville Hockey Club Limited Partnership, a Wisconsin limited partnership (the "Club"), and Gaylord Entertainment Company, a Delaware corporation ("Gaylord").

                                    RECITALS:

         WHEREAS, the Club owns and operates the "Nashville Predators," a professional hockey team franchised by the National Hockey League (the "NHL") to play its home games in Nashville, Tennessee;

         WHEREAS, pursuant to that certain License and Use Agreement (the "Use Agreement"), dated as of June 25, 1997, by and between the Sports Authority of the Metropolitan Government of Nashville and Davidson County (the "Authority") and the Club, the Club has been granted certain license and use rights with regard to that certain facility commonly known as the "Nashville Arena" located on the land described on Exhibit A hereto (the "Arena");

         WHEREAS, pursuant to Article 18.1 of the Use Agreement, the Authority granted the Club the exclusive power and authority to sell the right to name the Arena to a sponsor or sponsors; and

         WHEREAS, Gaylord desires to acquire from the Club the right to name the Arena, and the Club desires to transfer to Gaylord the right to name the Arena, all in accordance with the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.        TERM

         1.1 TERM. The term of this Agreement (the "Term") shall be deemed to have commenced on August 4, 1999 (the "Commencement Date") and shall terminate, without the need for notice from either party, on August 3, 2019 (the "Expiration Date"), unless terminated earlier in accordance with the terms hereof.

         1.2 RIGHT OF FIRST REFUSAL. No later than January 1, 2019, the Club and Gaylord shall commence good faith and exclusive negotiations regarding the terms and conditions for a new naming rights agreements similar in nature to this Agreement. If the parties do not execute a new naming rights agreement by April 1, 2019, then the Club shall provide Gaylord with a final offer for an exclusive naming rights agreement. Gaylord will have ten (10) business days from the date that such offer is presented by the Club to accept or reject such offer. If Gaylord rejects the Club's offer, then the Club will be entitled to negotiate and execute a naming rights agreement with any other person or entity; provided, however, that the Club shall not enter into any agreement or accept any third party offer containing terms and conditions which, in the aggregate, are materially less


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favorable to the Club than those contained in the offer to Gaylord, without first offering to enter into a naming rights agreement with Gaylord on similar terms (the "Third Party Offer"). Gaylord shall have five (5) business days to respond to the Club following receipt of written notice by Gaylord of any Third Party Offer received by the Club which the Club is willing to accept. If Gaylord declines to accept the Third Party Offer, the Club shall be free to enter into a naming rights agreement with such third party on the basis of the Third Party Offer. Should the Club not enter into a naming rights agreement based on such Third Party Offer, then the Club shall not enter into any other naming rights agreement on terms and conditions which, in the aggregate, are materially less favorable to the Club than the Third Party Offer, without first giving Gaylord the opportunity to match such other terms and conditions.

SECTION 2.        NAMING RIGHTS; PROMOTIONAL EXPOSURE.

         2.1 NAMING RIGHTS; LOGO. As of the Commencement Date, the Club hereby grants to Gaylord the exclusive right to rename the Arena as the "Gaylord Entertainment Center," and hereby agrees, subject to the terms and conditions of this Agreement, to rename the Arena as the Gaylord Entertainment Center. Gaylord shall be entitled to develop an appropriate logo or symbol for the Gaylord Entertainment Center, such logo or symbol to be subject to the reasonable approval of the Club. Attached hereto as Exhibit B is a copy of an Acknowledgement executed by the Authority approving the renaming of the Arena as the Gaylord Entertainment Center in accordance with the terms and conditions of
Section 18.1 of the Use Agreement.

         2.2 EXPOSURE OF GAYLORD ENTERTAINMENT CENTER NAME AND LOGO; OTHER SIGNAGE AND ADVERTISING. In addition to the naming rights granted to Gaylord pursuant to Section 2.1 above, Gaylord will be entitled to certain signage or other forms of advertisement in, on, or around the Gaylord Entertainment Center, all such signage or advertisements (i) to promote Gaylord and/or its various subsidiaries, (ii) to be mutually agreed upon by the parties , (iii) to conform generally to the architectural design and specifications detailed in the HOK Arena Architectural Design Specifications which are attached as Exhibit C hereto (the "HOK Specifications"), and (iv) to be hung, posted, or placed in the locations detailed below:

         (a)      EXTERIOR SIGNAGE.

                  (i) A sign on Sixth and Broadway facing west towards the Baptist Church (dimensions of 48" x 42");

                  (ii) Signage upon three facings of the tri-vision (dimensions of 16' x 12');

                  (iii) Signage on the WSM-WTN radio tower to be constructed on the Arena's property (the "Radio Tower");

                  (iv)  Signage on the marquis;

                  (v) A sign over the main entrance to the Arena on Broadway (dimensions of 48" x 42");

                  (vi) A sign on Fifth and Demonbreun facing east (dimensions of 48" x 42");

                  (vii) A sign over the south entrance to the Arena on the west side of the Arena (dimensions of 48" x 42");

                  (viii) A sign on the wall located near the south entrance of the Arena;

                  (ix) A sign on the top level of the garage, which is located at Sixth and Demonbreun, facing west (dimensions of 48" x 42"); and

                  (x)   A sign on the roof of the Arena (dimensions of 192" x
                        530").



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The parties hereby acknowledge and agree that the final location and size of all exterior signage and advertisements, including without limitation, the location, design, plans, and buildout for the Radio Tower, are subject to approval by the Metropolitan Development and Housing Agency ("MDHA"). Furthermore, the parties acknowledge and agree that any and all signage referenced in this Section
2.2(a), with the exception of the signage referenced in Sections 2.2(a)(ii) and
(iii), shall be used solely for the purpose of identifying the Gaylord Entertainment Center and displaying the Gaylord Entertainment Center logo.

         (b)      INTERIOR LOCATIONS.

                  (i) Four (4) upper level permanent signage panels on the scoreboard each measuring 16' 1" x 2' 10";

                  (ii) Lower level and back lit spectacular located in the main food court on the concourse level (dimensions of 20' x 12');

                  (iii) The Gaylord Entertainment Center logo on the basketball floor;

                  (iv) The Gaylord Entertainment Center logo on center ice, which Gaylord acknowledges must be in accordance with the NHL's sight guidelines;

                  (v)   A buildout of the Hall of Fame corridor;

                  (vi) One position on a rotational dasher board measuring 9' 8" x 31.5"; and

                  (vii) Signage on the band stage for Predators games.

The parties agree that the Club will be responsible for the first Twenty Five Thousand Dollars ($25,000) in costs incurred for the buildout of the Hall of Fame corridor and/or the Radio Tower. Gaylord will be responsible for any costs incurred in excess of $25,000 for such buildouts of the Hall of Fame corridor and Radio Tower.

         (c)      MEDIA ADVERTISING.

                  (i) Two (2) thirty (30) second advertisements during each Predators controlled pre-season and regular season television broadcast;

                  (ii) Two (2) sixty (60) second advertisements during each Predators controlled pre-season and regular season radio broadcast;

                  (iii) Floating billboards on each Predators' radio and
                        television broadcast;

                  (iv) Prominent identification on the Predators' internet web site, such identification to be equal in stature or prominence to the current identification on the Predators' web site as of the Execution Date; and

                  (v) One full page advertisement in each Predators' publication, including the Predators Press (game program), Saber Tooth Times (season ticket holder monthly publication), and Media Guide.

Gaylord shall be responsible for all production costs associated with any media advertisements and shall comply with all scheduling, layout, and production requirements imposed by the media producer or broadcaster.

         2.3 REPLACEMENT SIGNAGE. The parties hereby acknowledge and agree that certain of the signs and advertisements detailed in Section 2.2 above may become unavailable for reasons which are unforeseen by either party at this time. Attached hereto as Exhibit D is a document agreed to by both parties which assigns a certain valuation to each individual sign or advertisement detailed in
Section 2.2. The Club and Gaylord hereby agree that if any individual sign or advertisement should


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become unavailable for any reason whatsoever, then Gaylord shall be granted (i)
additional signage or advertisements in the Arena and/or (ii) additional advertisements in or on the Club's media properties, of an equal or comparable value to the valuation ascribed in Exhibit D for such unavailable signage or advertisement. If the Club is unable to substitute signage or advertisements of similar value, then Gaylord and the Club shall attempt in good faith to agree upon additional mutually acceptable promotional benefits that will provide Gaylord with substantially equivalent promotional or advertising benefits as the cancelled benefits. Gaylord and the Club may agree to extend some or all of the use of the signage or advertisements for additional periods to provide Gaylord with substantially equivalent promotional benefits, or if no such alternative benefits shall be reasonably acceptable to Gaylord and the Club, then to a reduction in the amount of fees payable by Gaylord hereunder.

         2.4 ASSIGNMENT OF SIGNAGE OR ADVERTISING RIGHTS. The Club hereby acknowledges and agrees that Gaylord shall be entitled to sell or assign to, or to use for the benefit of, any of its various affiliates or subsidiaries (hereinafter collectively referred to as a "Gaylord Subsidiary"), which (i) exist as of the Execution Date (each an "Existing Gaylord Subsidiary") or (ii) are created or acquired after the Execution Date (each a "New Gaylord Subsidiary"), any of the signage or advertisements acquired pursuant to Sections
2.2 or 2.3 above; provided, however, that Gaylord acknowledges and agrees that it will not be entitled to advertise by any means in the Arena any New Gaylord Subsidiary, which is a competitor to one of the Club's "exclusive" sponsors, in that exclusive sponsor's specific exclusive industry category, unless such New Gaylord Subsidiary's primary business operations are in the "hospitality industry" or "entertainment industry". Furthermore, the Club acknowledges and agrees that Gaylord shall be entitled to sell or assign to, or use for the benefit of, any of Gaylord's strategic marketing "partners" with which it has a contractual marketing alliance a portion of any of the signage or advertisements acquired pursuant to Section 2.2 or 2.3 above for purposes of a co-branded message or advertisement for the benefit of Gaylord, or a Gaylord Subsidiary, and such Gaylord "partner"; provided, however, that Gaylord acknowledges and agrees that it shall not be entitled to use any of such signage or advertisements for the benefit of a marketing partner if (i) such partner is a competitor to one of the Club's exclusive sponsors in that exclusive sponsor's specific exclusive industry category, (ii) such sale or assignment is at a price below the price currently being charged by the Club for similar signage or advertisements, (iii) the Club has an existing inventory of similar signage or advertisements which could be sold to such "partner", or (iv) the Club has made a written proposal for the purchase of Arena signage or advertisement to such "partner" within the prior six months, such proposal has not been rejected, and the Club and such partner are in current negotiations for the purchase of Arena signage or advertisements. Attached hereto as Exhibit E is a list of the Existing Gaylord Subsidiaries, and their various trade names and principal industries, such list to be updated from time to time by the giving of notice to the Club as New Gaylord Subsidiaries are added or Gaylord Subsidiaries are deleted. Attached hereto as Exhibit F is a list of the Club's "exclusive" sponsors and those exclusive sponsor's specific exclusive industry categories as of the Execution Date, such list to be updated from time to time by the giving of written notice to Gaylord as exclusive sponsors are added or deleted. For purposes of this Section 2.4, the following definitions shall apply: (i) "affiliate" shall mean any entity which is owned or controlled by, is under common ownership or control, or shares common ownership or control with Gaylord or the Club (the term "control", including without limitation, the terms "controlled by" and "under common control with", means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise); (ii) "hospitality industry" shall mean for profit businesses engaged in the ownership or management of hotels or motels; and (iii) "entertainment industry" shall mean for profit businesses engaged in the



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creation or production of video, film, television, musical, literary, or live entertainment for a mass audience or the distribution of such entertainment to a mass audience through an Existing Gaylord Subsidiary, or the internet.

         2.5 REMOVAL OF EXISTING SIGNAGE; INSTALLATION OF GAYLORD ENTERTAINMENT CENTER SIGNAGE. The Club agrees, at its sole cost and expense, to remove, or to cause Powers, as defined in Section 5 below, to remove, any and all signage or advertisements in, on, or around the Arena referencing the "Nashville Arena". Likewise, the Club agrees to hang, post, or place, or to cause Powers to hang, post, or place, at the Club's sole cost and expense, any and all of the signage or advertisements referencing the Gaylord Entertainment Center, Gaylord, and/or Gaylord's subsidiaries detailed in Section 2.2 above. Notwithstanding the prior sentence, Gaylord acknowledges and agrees that attached hereto as Exhibit G is a collection of valid and acceptable bids to convert the existing signage to Gaylord Entertainment Center or Gaylord signage in accordance with the HOK Specifications for an aggregate cost of Two Hundred and Fifty Two Thousand Dollars ($252,000); and in the event Gaylord requests any changes or modifications to the HOK Specifications or the agreed upon Gaylord signage and such changes or modifications cause the cost of such conversion to exceed Two Hundred and Fifty Two Thousand Dollars ($252,000), then Gaylord shall pay any costs in excess of Two Hundred and Fifty Two Thousand Dollars ($252,000) which are incurred as a result of such changes or modifications requested by Gaylord.

         2.6 RIGHT TO RENAME THE GAYLORD ENTERTAINMENT CENTER. Gaylord and its successors and assigns shall be entitled to rename the Gaylord Entertainment Center, subject to the prior written approval of the Club, such approval not to be unreasonably withheld, and subject to the prior written consent of the Authority, such consent to be given in accordance with the terms of Section 18.1 of the Use Agreement. Gaylord hereby acknowledges and agrees that any and all costs associated with such renaming of the Gaylord Entertainment Center shall be the responsibility of Gaylord or its successors or assigns.

         2.7 CHANGE OF SIGNAGE. Gaylord shall have the right to change the signage outlined in Section 2.2 above during the Term of this Agreement upon reasonable notice to the Club. Any costs associated with the change of signage shall be at the sole expense of Gaylord. All advertising messages displayed on such signage shall be in good taste and shall not violate community standards.

         2.8 SIGN MAINTENANCE. The Club, at its sole cost and expense, shall conduct, or shall cause Powers to conduct, all necessary, routine, preventative, and long term repair and maintenance of the Gaylord signage after installation to keep such signs in good condition and repair, reasonable wear and tear accepted. The Club's or Powers' repair and maintenance will include maintenance, repair and replacements of all electrical, mechanical and structural components of such signage after installation.

         2.9 TYPE OF AGREEMENT. The parties understand, intend and agree that this Agreement, is a naming rights agreement and not a license to use real property. It is understood and agreed that Gaylord shall not have the right to access the advertising signage or the devices, scoreboards or other surfaces upon which such signage shall be placed. If such signage requires replacement, removal, repair or modification during the Term of this Agreement, the Club or Powers exclusively shall perform the same.

         2.10 GOVERNMENT APPROVALS. The parties acknowledge and agree that all signage that is intended to be displayed on the exterior of the Arena and its surrounding plazas, parking lots,


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landscaped areas and approaching roadways, shall be subject to the applicable requirements of the Metropolitan Government of Nashville and Davidson County and the State of Tennessee. Accordingly, all such advertising signage shall comply with all applicable governmental rules and regulations and with the Use Agreement.

         2.11 NHL RULES. The parties hereto agree that this Agreement automatically will be subject to any new or amended NHL regulations applicable to advertising effective as of the date such regulation shall take effect and that this Agreement shall incorporate and be subject to the Constitution, By-Laws, rules and regulations, and the duly authorized resolutions of the NHL, the decrees and rulings of the Commissioner or designees of the NHL and the terms and conditions of any and all agreements to which the NHL is a party and to which the NHL has bound its member clubs (collectively, all of such regulations, resolutions, decrees and agreements are referred to as the "Governing League Policies"). The Club shall advise Gaylord of any changes to the Governing League Policies which may materially affect this Agreement. In the event that any new or amended Governing League Policies materially affect the terms of this Agreement, including, but not limited to, any of the benefits afforded to Gaylord hereunder, then the Club acknowledges and agrees that it shall be responsible for any and all costs incurred by the parties in modifying the terms of this Agreement to provide Gaylord with new or substitute benefits, including, but not limited to, any replacement signage or advertisements pursuant to Section 2.3 above.

         2.12 LEAGUE SPONSOR. Except as otherwise provided herein, Gaylord agrees that the Club, Powers, or NHL Properties, Inc. may allow or authorize any League Sponsor (as defined below) to engage in advertising and promotional activities in the Club's market (including, without limitation, the Arena), or otherwise provide benefits to such League Sponsor, if the Club is required to allow a League Sponsor to engage in such activities or receive such benefits pursuant to any sponsorship or promotional licensing arrangement now or hereafter entered into between such League Sponsor and the NHL or any affiliates of the NHL (including, without limitation, NHL Enterprises, Inc. and NHL Enterprises Canada, Inc.). League Sponsor means any person or entity which currently is, or at anytime becomes, a sponsor or promotional licensee of or with respect to any NHL event or program now or hereafter in existence. By way of illustration only and without limiting the generality of the foregoing, League Sponsors may place advertising and promotional materials (including displays) in the Arena, in connection with a League Event, such as the NHL All-Star game, the Stanley Cup Playoffs, or in support of a League program. In no event shall a League Sponsor's rights supersede or preclude Gaylord's exercise of rights hereunder (however, such rights may no longer remain exclusive rights).

         2.13 ARENA RULES; PERMANENT SIGNAGE AND ADVERTISING POLICY. Gaylord and the Club agree that this Agreement shall be performed in accordance with the reasonable health and safety rules and policies of the Arena, as may be applicable to this Agreement. Furthermore, notwithstanding any other provision of this Agreement, the terms of this Agreement shall, in all respects, be subject to and subordinate to that certain Gaylord Entertainment Center Permanent Signage and Advertising Policy as amended from time to time by Powers, LMI, or the current manager of the Arena, a copy of which is attached hereto as Exhibit H; provided, however, that the Club acknowledges and agrees that (i) Gaylord will be provided with written notification if the view of any of Gaylord's signage or advertisements should be precluded pursuant to Section IIA of such policy, and (ii) Gaylord's outdoor advertisement will not be affected pursuant to such Policy.

SECTION 3. NAMING RIGHTS FEE. In consideration for the Club's agreement to rename the Arena as the "Gaylord Entertainment Center", and to confer upon Gaylord all other rights detailed in this


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Agreement, Gaylord agrees to pay the Club an annual fee (the "Naming Rights
Fee") during each year (August 4 through August 3) of the Term. The Naming Rights Fee for the first year of the Term shall be Two Million Fifty Thousand Dollars ($2,050,000.00). Gaylord and the Club acknowledge and agree that the Naming Rights Fee shall be increased during each successive year of the Term by an amount equal to five percent (5%) of the then current Naming Rights Fee. The parties agree that during each year of the Term the Naming Rights Fee will be paid in two equal installments due on January 1 and July 1 of that year; provided, however, that during the first year of the Term one-half of the Naming Rights Fee will be due upon the Execution Date with the remainder due on January 1, 2000.

SECTION 4. SEASON TICKETS. During the first year of the Term, Gaylord agrees to purchase from the Club that number of season tickets to Predators' home games necessary to equal or exceed a cumulative value equal to three hundred fifty-nine (359) multiplied by the average ticket price per season ticket sold that year. The price for each season ticket will be the published price for such ticket. Tickets will be selected by Gaylord from those available for purchase. During the second and third years of the Term, Gaylord agrees to purchase from the Club that number of season tickets necessary to equal or exceed a cumulative value equal to three hundred (300) multiplied by the average ticket price per season ticket sold during that year of the Term. During years four through twenty of the Term, Gaylord agrees to use reasonable commercial efforts (with due consideration to be given to Gaylord's then current profitability) to purchase from the Club that number of season tickets necessary to equal or exceed a cumulative value equal to the average ticket price per season ticket sold during that year of the Term multiplied by: (a) three hundred (300) for year four of the Term; (b) two hundred fifty (250) for years five through ten;
(c) two hundred (200) for years eleven through fifteen; and (d) one hundred fifty (150) for years sixteen through twenty (the "Targeted Number of Tickets"). Notwithstanding the prior sentence, Gaylord acknowledges and agrees that, during years four through twenty of the Term, it will annually purchase from the Club at least that number of season tickets necessary to equal or exceed a cumulative value equal to the average ticket price per season ticket sold during that year of the Term multiplied by one hundred fifty (150) (the "Minimum Number of Tickets"). The parties agree that with regard to years four through twenty of the Term, Gaylord will be obligated to purchase the Targeted Number of Tickets for each individual year, unless it gives the Club written notice of its decision not to purchase the Targeted Number of Tickets for an individual year on or before February 15 of the preceding year, together with a written explanation of the reasons for not purchasing the Targeted Number of Tickets.

SECTION 5. POWERS MANAGEMENT. The Club and Gaylord acknowledge that, pursuant to that certain Operating and Management Agreement (the "Operating Agreement"), by and between the Authority and Powers Management, L.L.C. ("Powers"), dated as of June 25, 1997, Powers was granted full power and authority to operate the Arena. Likewise, pursuant to that certain Management and Consulting Agreement for the Nashville Arena (the "Management Agreement"), by and between Powers and LMI/HHI, Ltd. d/b/a Leisure Management International ("LMI"), effective as of May 1, 1999, Powers granted LMI certain rights to operate and manage the Arena, and LMI assumed certain responsibilities from Powers for the operation and management of the Arena. The Club and Gaylord acknowledge that Powers, an affiliate of the Club, and LMI jointly manage the daily operations of the Arena pursuant to the terms of the Operating Agreement and Management Agreement. The Club hereby agrees that, simultaneous with the execution of this Agreement, the Club and Powers will execute that certain Agreement, the form of which is attached hereto as Exhibit I, pursuant to which Powers will assume certain responsibilities with respect to this Naming Rights Agreement and pursuant to which Powers will cause LMI to assume certain responsibilities with respect to this Naming Rights Agreement (the "Powers Agreement").


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SECTION 6.        EXISTING SIGNAGE; PROMOTIONAL MATERIALS.

         6.1 EXISTING ARENA SIGNAGE. Subject to Section 2.5, as soon as practicable after the Commencement Date, the Club shall, at its sole cost and expense, cause Powers and/or LMI to remove any and all existing signage, advertisements, or identifications at the Arena, which reference the name of the Arena as the "Nashville Arena", and to replace same with comparable signage, advertisements, or identifications referencing the Gaylord Entertainment Center.

         6.2 COLLATERAL MATERIALS. The Club shall cause Powers and/or LMI to cause all tickets produced for, or on behalf of, the Arena to bear prominently the name and logo of the Gaylord Entertainment Center. Furthermore, the Club shall cause Powers and/or LMI to cause all promotional or collateral materials for the Arena to bear prominently the name and logo of the Gaylord Entertainment Center, if such promotional or collateral materials reference the name of the facility.

         6.3 TENANTS AND LICENSEES OF THE ARENA. The Club shall cause Powers and/or LMI to (i) require all tenants and licensees of the Arena, including, but not limited to, food and beverage concessionaires, to use only materials, containers, or documents which refer to the name of the facility as the "Gaylord Entertainment Center", and (ii) take all actions necessary to reasonably assure that any references to the name of the Arena, and any informational materials provided, distributed, or utilized by Powers, LMI, or tenants or licensees of the Arena, refer to the name of the Arena as the "Gaylord Entertainment Center". The Club acknowledges and agrees that, at a minimum, the name and logo of the Gaylord Entertainment Center will appear on (i) the uniforms (including coats and jackets) and identification badges of the personnel of the Arena, including, but not limited to, the security, operations, and box office personnel, ticket takers, and concierges, (ii) the beer cups, wine cups, and dinner and beverage napkins of the Arena, and (iii) any and all laniards distributed or sold in or around the Arena. Gaylord hereby acknowledges that the Club, Powers, LMI, and tenants and licensees of the Arena shall be entitled to use collateral materials, containers, cups, napkins, and other concession items which reference the "Nashville Arena" until the earlier of (i) such time as the existing inventories for such items are depleted or (ii) December 31, 1999; provided, however, that at such time as collateral materials, containers, cups, napkins, or other concession items which reference the "Gaylord Entertainment Center" become available, then the Club, Powers, LMI, and the tenants and licensees of the Arena will blend the use of "Nashville Arena" and "Gaylord Entertainment Center" items to insure that both types are distributed at each event in the Arena.

         6.4 PREDATORS' PROMOTIONS OR ADVERTISEMENTS. The Club shall reference the Gaylord Entertainment Center in any television or radio commercials for the Nashville Predators unless (i) the commercial is for an event or events which will not be held at the Gaylord Entertainment Center or (ii) the parties mutually agree that the length or content of the commercial make reference to the Gaylord Entertainment Center inappropriate. The Club shall cause all written promotions or advertisements for the Predators to bear the name and logo of the Gaylord Entertainment Center.

         6.5 ARENA PROMOTIONS OR ADVERTISEMENTS. The Club shall cause Powers and/or LMI to (i) reference the Gaylord Entertainment Center in any television or radio commercials produced by the Club, Powers or LMI for Arena events and
(ii) to cause all written promotions or advertisements




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produced by the Club, Powers or LMI for Arena events to bear the name and logo of the Gaylord Entertainment Center.

         6.6 EXISTING STREET SIGNS. Within a reasonable time following the Commencement Date, the Club and Gaylord shall use their best efforts to cause the Metropolitan Government of Nashville and Davidson County ("Metro") and the State of Tennessee (the "State") to cause all existing directional, informational and road signs which contain the name "Nashville Arena" or any variation thereof, located in any public rights-of-way, streets or highways to be altered to refer to the Arena as the "Gaylord Entertainment Center". The parties hereby acknowledge that they will mutually agree upon the allocation between the parties of any costs associated with or stemming from this Section 6.6.

         6.7 TOURISM MATERIALS. Within a reasonable time following the Commencement Date, the Club and Gaylord shall use their best efforts to cause Metro and the State to cause any and all tourism, informational, or advertising materials, which are produced by Metro or the State and which reference the "Nashville Arena" or any variation thereof, to refer to the Arena as the Gaylord Entertainment Center. The parties hereby acknowledge that they will mutually agree upon the allocation between the parties of any costs associated with or stemming from this Section 6.7.

SECTION 7. OTHER BENEFITS. In addition to the various benefits granted to Gaylord in Section 2 and Section 6 above, in consideration for the Naming Rights Fee established in Section 3 above, Gaylord shall be entitled to receive the following benefits:

         7.1 PARKING SPACES. Gaylord shall be entitled to six (6) parking spaces in the Arena garage for all events held in the Arena.

         7.2 USE OF THE ARENA. Gaylord shall be entitled to use the Arena for two (2) employee events, two (2) community events, and two (2) commercial events during each year of the Term (the "Gaylord Events"). The Club agrees to provide Gaylord, or to cause Powers and/or LMI to provide Gaylord, with an annual allowance (the "Arena Rent Allowance") to be applied against the cumulative "base rent" charged by the Arena for such Gaylord Events during each year of the Term. The Arena Rent Allowance for the first year of the Term shall be Sixty Thousand Dollars ($60,000.00), and the Arena Rent Allowance shall be increased during each successive year of the Term by an amount equal to five percent (5%) of the then current Arena Rent Allowance. The Club agrees that the base rent charged to Gaylord for such Gaylord Events will be equal to or less than the base rent charged to other commercial licensees or lessees of the Arena for similar events. Gaylord acknowledges that it shall be responsible for any expenses, including without limitation, any overhead, employee, personnel, security, food, beverage, or supply expenses associated with such Gaylord Events and any cumulative base rent in excess of the annual Arena Rent Allowance. Attached hereto as Exhibit J is a memorandum detailing the existing structure for the calculation of "base rent" for use of the Arena.

         7.3 USE OF THE REHEARSAL HALL. Gaylord shall be entitled to use the Rehearsal Hall for the Arena prior to, during, and immediately after twelve (12) games played by the Nashville Predators in the Arena, such games to be mutually agreed upon by the parties. The Club acknowledges and agrees that Gaylord will not be charged a usage or rental fee for use of the Rehearsal Hall during such games; provided, however, that Gaylord acknowledges and agrees that it will be responsible for any expenses, including, without limitation, any overhead, employee, personnel, security, food, beverage, or supply expenses incurred as a result of such events in the Rehearsal Hall.

SECTION 8.        PROPRIETARY SYMBOLS.

         8.1 ARENA PROPRIETARY SYMBOLS. Gaylord shall have the exclusive ownership of any and all, right, title, and interest in, including, without limitation, any copyrights, trademarks, service marks, or other intellectual property, the name or phrase "Gaylord Entertainment Center" and the Gaylord Entertainment Center logo, and any derivatives, modifications, or alterations thereof (the "Intellectual Property"). Gaylord acknowledges and agrees that it shall be solely responsible for any costs associated with registering or protecting the Intellectual Property.

         8.2 LICENSE OF INTELLECTUAL PROPERTY TO CLUB. Subject to the terms of this Agreement, Gaylord hereby grants to the Club a non-exclusive, royalty free license during the Term to use and to grant to others, including, but not limited to, Powers, LMI, the Authority, the Metropolitan Government of Nashville and Davidson County, and tenants and licensees of the Gaylord Entertainment Center, the right to use the Intellectual Property in connection with the advertising, promotion, marketing and operations of the Gaylord Entertainment Center and events held in the Gaylord Entertainment Center; provided, however, that any rights granted by the Club to third parties to use the Intellectual Property shall expire contemporaneously with this Agreement. The Club may, subject to the prior approval of Gaylord, from time to time, grant non-exclusive rights to providers of goods and services and advertisers to use the Intellectual Property. Nothing herein shall prevent Gaylord from using the Intellectual Property for purposes of promoting itself and the Gaylord Entertainment Center; provided that such uses are consistent with the provisions of this Agreement.

         8.3 MARKS. Neither party shall use the names, trademarks, service marks, copyrights, call letters, trade names, or photographs of the facilities or products of the other party for any purpose, except as provided for in this Agreement, without the express prior written consent of the subject party, such consent to be required for each proposed use and each use to be accompanied by the appropriate trademark, service mark, copyright, or other designation required by the owner of such property. All such uses must terminate immediately upon termination or expiration of this Agreement. Notwithstanding the above, the parties acknowledge and agree that each party shall have the unlimited right to photograph (including, but not limited to, motion picture, still or video device photography) the Gaylord Entertainment Center and to exhibit and exploit such photography in any medium presently existing or hereafter developed.

         8.4 INFRINGEMENT. Gaylord represents that it is the sole owner of the Intellectual Property free and clear of any liens, claims and encumbrances and that the Intellectual Property does not infringe on any marks, logos, copyrights, trademarks or other intangible property of any third party. Subject to Section 13 below, Gaylord agrees to indemnify and hold the Club, Powers, LMI and their respective sublicensees harmless from all loss, cost and expense, including attorneys fees, arising out of any claim by a third party that the Intellectual Property infringes on any property right of such third party.

SECTION 9. REPRESENTATIONS AND WARRANTIES OF CLUB. The Club represents and warrants to Gaylord as follows:

         9.1 DUE ORGANIZATION AND GOOD STANDING. The Club is a duly organized and validly existing limited partnership under the laws of the State of Wisconsin, is in good standing under the laws of the States of Wisconsin and Tennessee, and has all requisite power and authority, and no consent of a third party is necessary, to execute, deliver and perform its obligations under this Agreement.

         9.2 BINDING EFFECT. This Agreement has been duly authorized, executed and delivered by the Club and constitutes the legal, valid and binding obligation of it, enforceable against it, in accordance with the terms hereof, except to the extent enforceability is limited by bankruptcy, reorganization and other similar laws affecting the rights of creditors generally and by general principles of equity.

         9.3 NO CONFLICT. The execution, delivery and performance of this Agreement by the Club does not conflict with, nor will it result in, a breach or violation of any material agreement to which it is a party.

SECTION 10. GAYLORD'S REPRESENTATIONS AND WARRANTIES. Gaylord represents and warrants to the Club as follows:

         10.1 DUE ORGANIZATION AND GOOD STANDING. Gaylord is a duly organized and validly existing corporation under the laws of the State of Delaware, is in good standing under the laws of the State of Delaware, and has all requisite legal power and authority to execute, deliver and perform its obligations under this Agreement.

         10.2 BINDING EFFECT. This Agreement has been duly authorized, executed and delivered by Gaylord and constitutes the legal, valid and binding obligation of it, enforceable against it, in accordance with the terms hereof, except to the extent enforceability is limited by bankruptcy, reorganization and other similar laws affecting the rights of creditors generally and by general principles of equity.

         10.3 NO CONFLICT. The execution, delivery and performance of this Agreement by Gaylord does not conflict with, nor will it result in, a breach or violation of any material agreement to which it is a party.

SECTION 11.       EXIGENCIES

         11.1 FORCE MAJEURE. In the event compliance with any of the parties' obligations under this Agreement is impractical or impossible due to any emergency, including, but not limited to, player strikes, management lockouts, labor disputes, embargoes, flood, earthquake, storm, lightning, fire, epidemic, acts of God, war, national emergency, civil disturbance or disobedience, riot, sabotage or terrorism, restraint by court order or public authority, failure of machinery or equipment or any other occurrence beyond the parties' reasonable control (each such occurrence being an "Event of Force Majeure"), then the time for performance of such obligations shall be extended for a period equal to the duration of the Event of Force Majeure.

         11.2 DAMAGE OR DESTRUCTION. The parties acknowledge that in the event the Arena or any part thereof shall be damaged or destroyed by fire or other casualty (the "Damaged Facilities"), the Authority has the sole obligation and authority, pursuant to Section 23 of the Use Agreement, to determine whether to repair and restore the Damaged Facilities. In the event that the Authority elects not to repair and restore the Damaged Facilities, then this Agreement will terminate simultaneously with the delivery of notice of such election by the Authority; and the Club will refund any unearned portion of the Naming Rights Fee.

         11.3 EMINENT DOMAIN. If the Arena or substantially all of the Arena shall be permanently taken or condemned by any competent authority for any public use or quasi-public use or purpose, this Agreement shall terminate upon the earlier of (i) the date when the possession of the part so taken shall be required for such use or purpose or (ii) the effective date of the taking. If less than all or substantially all of the Arena shall be taken or condemned by any competent authority for any public or quasi-public use or purpose, then, in accordance with Section 24.2 of the Use Agreement, the Authority and the Club shall mutually determine whether the remaining portion of the Arena can economically and feasibly be used by the Club. In the event that the Authority and Club determine that the Arena cannot economically and feasibly be used by the Club as the result of such partial taking, then this Agreement shall terminate upon the date of such determination; and the Club shall refund any unearned portion of the Naming Rights Fee. If any right of temporary possession or occupancy of all or any portion of the Arena shall be taken, then the Club shall determine whether such taking materially interferes with the Arena so that the Arena is no longer suitable for the Club's use as provided in Section 24.4 of the Use Agreement. In the event that the Club determines that such temporary taking materially interferes with its use of the Arena, then this Agreement shall terminate upon the date of such determination.

SECTION 12.       TERMINATION

         12.1 GAYLORD DEFAULTS. The occurrence of any one or more of the following matters constitutes a default by Gaylord (a "Gaylord Default"):

                  (a) Gaylord's failure to pay any of the Naming Rights Fee or any other amounts due to the Club hereunder within thirty (30) days after receipt by Gaylord of written notice thereof from the Club.

                  (b) Gaylord's material breach of any of the covenants, agreements, representations or warranties contained in this Agreement, if such breach has not been waived in writing, if such breach is not cured or remedied by Gaylord to the Club's reasonable satisfaction within thirty (30) days after delivery of written notice specifying the nature of the breach, or, if the parties agree that the breach is not capable of being cured or remedied within said thirty (30) days, then within the time period mutually agreed to by the parties in a jointly approved plan of corrective action developed within thirty
(30) days after delivery of written notice to Gaylord specifying the nature of the breach.

         12.2 RIGHTS AND REMEDIES OF THE CLUB. Upon the occurrence of any Gaylord Default, the Club may, at its option, upon written notice to Gaylord:

                  (a) Terminate this Agreement and recover all damages that the Club may suffer by reason of Gaylord's breach of this Agreement and such early termination;

                  (b) Enforce the provisions of this Agreement and enforce and protect the rights of the Club hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein;

                  (c) Obtain any other available legal or equitable remedy or relief, including, but not limited to, injunctive relief; and/or

                  (d) Without terminating this Agreement, recover from Gaylord all actual, consequential, and incidental damages that the Club suffers as a result of any Gaylord Default.

         12.3 CLUB DEFAULTS. The occurrence of the following constitutes a default by the Club (a "Club Default"):

                  (a) The Club's material breach of any of the covenants, agreements, representations or warranties contained in this Agreement, if such breach has not been waived in writing, if such breach is not cured or remedied by the Club to Gaylord's reasonable satisfaction within thirty (30) days after delivery of written notice specifying the nature of the breach, or, if the parties agree that the breach is not capable of being cured or remedied within said thirty (30) days, then within the time period mutually agreed to by the parties in a jointly approved plan of corrective action developed within thirty
(30) days after delivery of written notice to the Club specifying the nature of the breach; or

                  (b) A Team Default, as defined in the Use Agreement, shall have occurred under the Use Agreement because the Club has breached Section 8.1 of the Use Agreement by failing to play its regular season home games, playoff home games, and championship home games in the Arena in accordance with the terms, conditions, and limitations of the Use Agreement.

         12.4 RIGHTS AND REMEDIES OF GAYLORD. Upon the occurrence of any Club Default, Gaylord may, at its option, upon written notice to the Club:

                  (a) Terminate this Agreement and recover all damages that Gaylord may suffer by reason of Club's breach of this Agreement and such early termination;

                  (b) Enforce the provisions of this Agreement and enforce and protect the rights of Gaylord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein;

                  (c) Suspend payment of the Naming Rights Fee payable pursuant to Section 3 until such time as such Club Default no longer exists, provided that such Club Default has not been cured or remedied by the Club to Gaylord's reasonable satisfaction within thirty (30) days after delivery of the written notice referenced in this Section 12.4 (such thirty (30) day period to be in addition to the thirty (30) day period referenced in Section 12.3(a)), or, if the parties agree that the breach is not capable of being cured or remedied within said thirty (30) days, then within the time period mutually agreed to by the parties in a jointly approved plan of corrective action developed within thirty (30) days after delivery of the written notice to the Club specified in this Section 12.4;

                  (d) Offset any damages that Gaylord may suffer by reason of the Club's breach of this Agreement against any future payments of the Naming Rights Fee;

                  (e) Obtain any other available legal or equitable remedy or relief, including, but not limited to, injunctive relief; and/or

                  (F) Without terminating this Agreement, recover from the Club all actual, consequential, and incident damages that Gaylord suffers as a result of any Club Default.

         12.5 TERMINATION. This Agreement may be terminated at any time after the Execution Date (a) by mutual consent of the Club and Gaylord, or (b) in accordance with the terms and conditions of Sections 12.2 and 12.4 of this Agreement. This Agreement will automatically terminate without the need for notice upon the termination of the Use Agreement for any reason whatsoever.

         12.6 APPORTIONMENT OF FEES. Upon termination of this Agreement, the Naming Rights Fee for the year in which such termination occurs shall be apportioned as of the date of termination.

         12.7 NO CONTINUED USE OF ARENA NAME. Upon termination of this Agreement, the Club shall be free to rename the Arena, shall no longer refer to the Arena as the "Gaylord Entertainment Center" in its Powers' or LMI's advertising or promotional materials or any other communications by or on behalf of the Club or the Arena, and shall make reasonable efforts to notify parties contracting with the Club or the Arena not to use "Gaylord Entertainment Center" after the termination of this Agreement; provided, however, that the Club shall have a maximum of ninety (90) days after the termination of this Agreement to remove any references to, or displays of, the Arena Intellectual Property on the signs or advertisements provided for in Sections 2.2 and 2.3 above, or any other displays within the control of the Club, Powers, or LMI, the costs and expenses of which shall be borne by the Club unless said termination results from a Gaylord Default in which case such costs and expenses shall be borne by Gaylord. Upon termination of this Agreement, Gaylord shall no longer refer to the "Gaylord Entertainment Center" in its advertising and promotional materials or any other communications by or on behalf of Gaylord.

         12.8 METRO AND AUTHORITY. Gaylord acknowledges that the Metropolitan Government and the Authority, and their respective officers, directors, partners, members, officials, shareholders, employees, and agents shall not be liable or responsible for any default under or breach of this Agreement by the Club.

SECTION 13.       INDEMNIFICATION.

         13.1 OBLIGATION OF THE CLUB TO INDEMNIFY. Subject to the opportunity to contest in Section 13.5 hereof, the Club hereby agrees to indemnify, defend, and hold harmless Gaylord, its affiliates, and their controlling persons, directors, officers, employees, representatives, agents, partners, joint ventures, and assigns from and against any Losses (as defined in Section 13.3) relating to, based upon, or arising out of (i) any falsity or breach of any representation or warranty or breach of any covenant or agreement made or to be performed by the Club pursuant to this Agreement or (ii) any wrongful or negligent act or omission of the Club or Powers occurring as a result of the Club's performance of its obligations hereunder, Powers' performance of its obligations under the Powers Agreement, the operation of the Nashville Predators or the Club's other businesses, or the operation of the Arena.

         13.2 OBLIGATION OF GAYLORD TO INDEMNIFY. Subject to the opportunity to contest in Section 13.5 hereof, Gaylord hereby agrees to indemnify, defend, and hold the Club and Powers, and their affiliates, and their controlling persons, directors, officers, employees, representatives, agents, partners, joint ventures, and assigns harmless from and against any Losses relating to, based upon, or arising out of (i) any falsity or breach of any representation or warranty or breach of any covenant or agreement made or to be performed by Gaylord pursuant to this Agreement or (ii) any wrongful or negligent act or omission of Gaylord occurring as a result of Gaylord's performance of its obligations hereunder, or the operation of Gaylord's various businesses.

         13.3 DEFINITION OF "LOSSES." As used in this Agreement, the term "Loss" or "Losses" means any and all claims, actions, suits, proceedings, demands, assessments, judgments, losses, remedial action requirements, costs, deficiencies, damages, fines, penalties, liabilities, or expenses (including, but not limited to, reasonable attorneys' fees), after giving effect to offsetting recoveries or related proceeds actually received from insurance policies or similar arrangements or from third parties. The fact that indemnification is being sought shall not, in and of itself, preclude any party from contesting the liability pursuant to Section 13.5 hereof.

         13.4 NOTICE OF LOSS OR ASSERTED LIABILITY. Promptly, but not more than ninety (90) days (or such lesser time as is reasonably necessary to allow the indemnifying party to answer any asserted claim), after (a) becoming aware of circumstances that have resulted in a Loss for which the party seeking indemnification (the "Indemnitee") intends to seek indemnification under this
Section 13, or (b) receipt by the Indemnitee of written notice from any third party of any demand, claim, or circumstance which gives rise or, with the lapse of time, the giving of notice or both, would give rise to a claim or the commencement of (or threatened commencement) of any action, proceeding, or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give written notice thereof (the "Claims Notice") to the party (or parties) obligated to provide indemnification pursuant to this Section 13 (the "Indemnifying Party"). The Claims Notice shall describe the Loss or the Asserted Liability in reasonable detail. The Claims Notice may be amended by written notice on one or more occasions with respect to the amount of the Asserted Liability or the Loss at any time prior to final resolution of the obligation to indemnify relating to the Asserted Liability or the Loss.

         13.5 OPPORTUNITY TO CONTEST. Subject to the provisions of this Agreement, the Indemnifying Party may elect to compromise or contest, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or contest such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) (the "Notice Period") notify the Indemnitee of its intent to do so by sending a written Contest Notice to the Indemnitee (the "Contest Notice"), and the Indemnitee or Indemnitees shall cooperate, at the expense of the Indemnifying Party, in the compromise or contest of such Asserted Liability; provided, however, that the Indemnitee shall have the right to approve, to its reasonable satisfaction, any counsel retained in connection with such Asserted Liability. If, within the Notice Period, the Indemnifying Party elects not to compromise or contest the Asserted Liability, fails to notify the Indemnitee of its election as herein provided, or contests its obligation to indemnify under this Agreement, the Indemnitee (upon further written notice to the Indemnifying Party) shall have the right to pay, compromise, or contest such Asserted Liability on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall have no further right to assume the compromise or contest of such Asserted Liability but shall retain the right to contest its obligation, or the extent of its obligation, to indemnify or its responsibility for any alleged or claimed Loss. Anything in this Section 13.5 to the contrary notwithstanding, (i) the Indemnitee shall have the right, at its own cost and expense and for its own account without claim for reimbursement, to compromise or contest any Asserted Liability, and (ii) the Indemnifying Party shall not, without the Indemnitee's written consent, which consent will not be unreasonably withheld or delayed, settle or compromise any Asserted Liability or consent to the entry of any judgment which does not include an unconditional release of Indemnitee from all liability in respect of such Asserted Liability. In any event, any Indemnitee may participate, at its own expense, in the contest of such Asserted Liability.

         13.6 ATTORNEYS' FEES. In the event of a dispute, the prevailing party shall be entitled to recover its reasonable attorneys' fees, expenses, and costs. Nothing contained herein shall be construed to alter the inclusion of attorneys' fees, expenses, and costs in otherwise indemnifiable Losses, as provided herein.

         13.7 EXCLUSIVE REMEDY AND LIMIT OF LIABILITY. Except for equitable remedies, the rights and remedies of the parties set forth in this Section 13 shall be the exclusive rights or remedies available with respect to matters for which indemnification is provided or authorized pursuant to this Agreement.

         13.8 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and agreements of the parties contained in this Agreement shall continue throughout the Term, unless otherwise stated herein.

SECTION 14. INSURANCE. Throughout the Term, each party shall maintain, and the Club shall cause Powers to maintain, in full force and effect, liability insurance, written on an occurrence basis, with a combined single limit of at least Ten Million Dollars ($10,000,000.00), which insurance shall (i) contain a broad form contractual liability endorsement and a broad form property damage endorsement, (ii) name the other party as an additional insured (Powers' policy shall name Gaylord), (iii) provide that it may not be canceled, terminated, reduced, materially changed, or allowed to expire without renewal unless at least thirty (30) days advance notice has been given to the other party (Powers' policy will give notice to Gaylord), (iv) be in form and with an insurer satisfactory to the other party, and (v) if available, upon commercially reasonable terms, contain a waiver of the insurer's rights of subrogation. Such liability insurance shall be primary to the other party's insurance and shall not call into contribution any insurance maintained by the other party. The limits of such insurance shall not limit the liability of the parties. Prior to the Commencement Date and thereafter upon written request, each party shall furnish the other with a current certificate of insurance or, upon written request, a certified duplicate policy evidencing the existence of the insurance required under this Section 14.

SECTION 15.       NOTICES

         15.1 REQUIRED NOTICES. All notices, demands and other communications between the parties required hereunder shall be in writing and deemed given upon personal delivery, confirmed facsimile transmission ("fax"), or if sent by certified mail, postage prepaid with a return receipt requested, to the respective addresses and fax numbers as set forth below. Either party may specify another address or fax number, from the one set forth below, by notice to the other as provided herein.

         If to the Club:         Nashville Hockey Club Limited Partnership
                                 501 Broadway
                                 Nashville, TN  37203
                                 Attn:    John C. Diller or Current President

         If to Gaylord:          Gaylord Entertainment Company
                                 One Gaylord Drive
                                 Nashville, TN 37214
                                 Attn:  Joseph B. Crace
                                        or Current Chief Operating Officer

SECTION   16.     MISCELLANEOUS

         16.1 EXPENSES. All expenses of the preparation of this Agreement and of the transactions provided for hereby shall be borne by the respective parties incurring such expense, whether or not such transactions are consummated.

         16.2 CHOICE OF LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Tennessee, without regard to the conflicts of laws principles thereof, and the venue for any dispute arising hereunder shall be in Davidson County, Tennessee. Furthermore, the parties agree that the prevailing party in any such proceeding shall be entitled to recover from the non-prevailing party its reasonable attorneys' fees, expenses and other costs incurred in connection with any such proceeding, amounts incurred in preparation for any such proceeding, and amounts incurred in connection with enforcing any decision or judgment rendered in connection therewith.

         16.3 WAIVER OF JURY TRIAL. With respect to any civil action, counter claim, cross-claim, third party claim, or proceeding, whether in law or equity, which arises out of, concerns or relates to this Agreement, any transactions contemplated hereunder, the performance hereof, or the relationship created hereby, whether sounding in contract, tort, strict liability or otherwise, trial shall be to a court of competent jurisdiction and not to a jury. Each party hereby knowingly, voluntarily, intentionally and irrevocably waives any right (statutory, constitutional, common law or otherwise) it may have to a trial by jury. Any party may file an original counterpart or a copy of this Agreement with any court as written evidence of the waiver of the other party's right to trial by jury, no party has made or relied upon any oral representation by any other party regarding the enforceability of this provision. Each party has read and understands the effect of this jury waiver provision.

         16.4 CONFIDENTIALITY. Each party agrees to treat as confidential all information regarding the other party furnished, or to be furnished, pursuant to this Agreement, or as a part of this naming rights transaction (collectively, the "Information"), in accordance with the provisions of this paragraph, and to take, or abstain from taking, other actions set forth herein. The Information will be used solely for the purpose of fulfilling each party's obligations hereunder, and will be kept confidential by the receiving party and its officers, directors, members, employees, representatives, agents, and advisors; provided that (a) any of such Information may be disclosed to officers, directors, members, employees, representatives, agents, and advisors who need to know such Information for the purpose of fulfilling each party's obligations hereunder, (b) the receiving party may disclose any Information to which the disclosing party previously and expressly consents in writing, (c) Gaylord may disclose that portion of the Information that is required to satisfy its obligations under federal and state securities laws and regulations, and (d) Information may be disclosed if otherwise required by law. Upon termination or expiration of this Agreement, each party will return to the other party all materials containing or reflecting the Information and will not retain any copies, extracts, or other reproductions thereof. The parties hereto also agree to hold the terms and conditions hereof in strict confidence and not to make any disclosure with respect thereto, publicly or privately, other than as jointly agreed to by the parties.

         16.5 RESERVATION OF RIGHTS. Any and all rights not expressly granted herein are reserved to the Club.

         16.6 DEFAULT RATE OF INTEREST. All amounts owed by either party under this Agreement shall bear interest from the date due until paid at the lesser of the maximum rate permitted under

Tennessee law or the Wall Street Journal Prime Rate, plus two percent, as the same changes from time to time.

         16.7 TIME OF THE ESSENCE. Time is of the essence as to this Agreement and all provisions hereof.

         16.8 ACCORD AND SATISFACTION. Neither the acceptance by either party of a lesser amount than any amount herein required to be paid, nor any endorsement or statement on a check or an instrument accompanying payment shall be deemed an accord and satisfaction, and either party may accept such check or payment without prejudicing such party's right to recover all outstanding amounts due under this Agreement and pursue all remedies available hereunder or at law or in equity.

         16.9 ADDITIONAL ASSURANCES. From time to time after the date of this Agreement, without further consideration and subject to the other terms of this Agreement, the parties shall promptly execute and deliver such other instruments and take such other actions as the other party reasonably may request to consummate or perform the transactions and agreements contemplated hereby.

         16.10 REMEDIES CUMULATIVE. All rights and remedies of the parties shall be cumulative, and, except as specifically contemplated otherwise by this Agreement, none shall exclude any other right or remedy allowed at law or in equity and said rights or remedies may be exercised and enforced concurrently.

         16.11 INTERPRETATION. If any issue arises to the meaning or construction of any word, phrase or provision hereof, then no party shall be entitled to the benefit of the principles of the construction and interpretation of contracts or written instruments that provide that any ambiguity is to be construed in favor of the party who did not draft the disputed word, phrase or provision.

         16.12 EXHIBITS. All Exhibits and documents referred to herein or attached to this Agreement are integral parts of this Agreement as if fully set forth herein and all statements appearing therein shall be deemed to be representations.

         16.13 WAIVER. No waiver by Gaylord or the Club of any covenant or condition of this Agreement shall constitute a waiver by the waiving party of any subsequent breach of such covenant or condition or authorize the breach or non-observance on any other occasion of the same or any other covenant or condition of this Agreement.

         16.14 BINDING EFFECT AND ASSIGNABILITY OF RIGHTS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the prior sentence, no party may assign any of its rights or obligations hereunder without the prior written consent of the other party, except that no party may withhold its consent to an assignment of this Agreement in the event of a merger or reorganization of a party, a sale of all or substantially all of the assets of a party or a consolidation of a party with any of its affiliates (as such term is defined in Section 2.4 above) or related parties. Notwithstanding the foregoing, the Club shall have the right to transfer, assign, convey, pledge or encumber, in whole or in part, any and all of its rights under this Agreement as security in connection with a loan transaction.

         16.15 ENTIRE AGREEMENT. This Agreement is an integrated contract which contains all agreements of the parties with respect to the subject hereof. No other prior or contemporaneous agreement or understanding pertaining to this subject shall be effective. This Agreement may be modified in writing only, signed by the parties hereto. There are no oral or written statements, representations, agreements or understandings which modify, amend or vary any of the terms of this Agreement. Unless the context requires otherwise, references such as or similar to "hereof" refer to this Agreement and the Exhibits hereto as a whole and not merely to the paragraph, section or other subdivision in which such words appear. The singular shall include the plural and the masculine gender shall include the feminine and the neuter, unless the context otherwise requires. The captions and headings throughout this Agreement are for convenience and reference only, and they shall not be deemed to define, modify or add to the meaning, scope or intent of any provision of this Agreement. In the event that any one or more of the phrases, sentences, clauses or paragraphs contained in this Agreement shall be declared invalid, this Agreement shall be construed as if it did not contain such phrase, clause or paragraph.

         16.16 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same and shall be effective when one or more counterparts have been signed by each party and delivered to the other parties.



                  (Remainder of Page Intentionally Left Blank)






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         IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first written above.

                                   CLUB:

                                   NASHVILLE HOCKEY CLUB LIMITED PARTNERSHIP

                                   By:   NASHVILLE PREDATORS, LLC
                                         ITS GENERAL PARTNER


                                         By:__________________________________
                                               John C. Diller, President


                                   GAYLORD:

                                   GAYLORD ENTERTAINMENT COMPANY


                                   By:________________________________________
                                      Terry E. London, Chief Executive Officer


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